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Exhibit 23



                       Consent of Independent Accountants


The Board of Directors
M.G.R., Inc. d/b/a Air Plus Limited,
Distribution Services, Inc., and
Contract Air, Inc.:

         We consent to incorporation by reference in the registration statement on Form S-3 (No. 333-64452) of Stonepath Group, Inc. of our report dated September 24, 2001, relating to the combined balance sheets of M.G.R., Inc. d/b/a Air Plus Limited, Distribution Services, Inc., and Contract Air, Inc. as of December 31, 1999 and 2000, and the related combined statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K of Stonepath Group, Inc. dated October 5, 2001.


KPMG LLP

Minneapolis, Minnesota
October 18, 2001